Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between TiVo Inc., a Delaware corporation (the “Company”), and Thomas S. Rogers (“Executive”), and shall be effective as of March 21, 2007 (the “Restatement Effective Date”).

WHEREAS, the Company and Executive desire to amend and restate that certain Employment Agreement dated as of July 1, 2005 (the “Original Effective Date”), between the Company and Executive (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) Board. “Board” means the Board of Directors of the Company.

(b) Cause. “Cause” means (i) Executive’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination (as defined below) for Good Reason), after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, (ii) Executive’s willful and continued failure to substantially follow and comply with such specific and lawful directives of the Board that are not inconsistent with Executive’s position as President and Chief Executive Officer of the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after Executive’s issuance of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, (iii) Executive’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company, or (iv) Executive’s conviction of, or entry by Executive of a guilty or no contest plea to, the commission of a felony involving moral turpitude. For purposes of this Section 1(b), no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith.

(c) Change of Control. “Change of Control” means (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a sale by the stockholders of the Company of the voting stock of the Company to another corporation and/or its subsidiaries or other person or group that results in the ownership by such corporation and/or its subsidiaries or other person or group (the “Acquiring Entity”) of eighty percent (80%) or more of the combined voting power of all classes of the voting stock of the Company entitled to vote; provided, however, that a sale by the stockholders of the Company of voting stock that results in the ownership by such Acquiring Entity of less than eighty percent (80%) of the combined voting power of all classes of the voting stock of the Company entitled to vote shall nonetheless constitute a Change of Control if it results in the Acquiring Entity having the ability to appoint a majority of the members of the Board, (iii) a merger or consolidation in which the Company is not the surviving corporation, or (iv) a reverse merger in which the Company is the surviving corporation but less than fifty-one percent (51%) of the shares of the Company’s common stock outstanding immediately after the merger are beneficially owned by the Company’s stockholders (as determined immediately before the merger).

(d) Good Reason. “Good Reason” means the occurrence of any one or more of the following events without Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:

(i) the removal of Executive from his position as Chief Executive Officer or President of the Company for any reason other than for Cause or Executive’s Disability;

(ii) a material reduction in the nature or scope of Executive’s responsibilities, or the assignment to Executive of duties that are materially inconsistent with Executive’s position (in each case as compared to Executive’s responsibilities, duties or position on the Restatement Effective Date);

(iii) the Company’s reduction of Executive’s annual base salary or bonus opportunity, each as in effect on the Restatement Effective Date or as the same may be increased from time to time;

(iv) the Company’s failure to maintain a suitable and appropriate office for Executive in New York, New York or the Company’s failure to reimburse Executive for first class air travel for travel between New York, New York and the Company’s offices in Alviso, California;

(v) the Company’s failure to pay to Executive any portion of his then current compensation or any portion of an installment of deferred compensation under any deferred compensation program of the Company, in each case within seven (7) days of the date such compensation is due;

(vi) the Company’s failure to continue in effect compensation and benefit plans which provide Executive with benefits which are no less favorable on an aggregate basis, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants, to the benefits provided to Executive under the Company’s compensation and benefit plans and practices on the Restatement Effective Date;

(vii) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 10(b)(i) hereof;

(viii) the Company requiring Executive to relocate his primary residence from New York;

(ix) the Company’s purported modification of this Agreement or any termination of this Agreement by the Company for any reason other than for Cause or Executive’s Disability;

(x) the Company’s providing notice to Executive, as contemplated by Section 1 thereof, that it does not wish to extend the term of Executive’s Change of Control Agreement (as defined below); or

(xi) the Company’s material breach of any provision of this Agreement.

Executive’s right to terminate his employment pursuant to this Section 1(d) shall not be affected by his incapacity due to physical or mental illness. Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated due to his death, the date of Executive’s death, (ii) if Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full time performance of his duties during such thirty (30) day period), and (iii) if Executive’s employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination (which, in the case of a termination by the Company without Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination by Executive for Good Reason shall not be less than fifteen (15) nor more than thirty (30) days from the date such Notice of Termination is given).

(f) Disability. Executive’s “Disability” means his absence from the full-time performance of his duties with the Company for one hundred eighty (180) consecutive days by reason of his physical or mental illness.

(g) Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive (other than termination due to Executive’s death, which shall terminate Executive’s employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 10(g). “Notice of Termination” means a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(h) Stock Awards. “Stock Awards” means all stock options, stock appreciation rights, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

2. Employment Period. Subject to the provisions for earlier termination hereinafter provided, the term of this Agreement shall continue in effect until Executive’s employment with the Company is terminated (the “Employment Period”).

3. Services to Be Rendered.

(a) Duties and Responsibilities. Executive shall serve as a member of the Board and as President and Chief Executive Officer of the Company. So long as Executive is serving as the President and Chief Executive Officer of the Company, he will be nominated to, and if elected by the stockholders of the Company, be a member of, the Board. In the performance of such duties, Executive shall report directly to the Board, shall be the senior-most executive officer of the Company and shall have the duties and responsibilities consistent with the positions set forth above in a company the size and nature of the Company. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the Board. Executive shall be employed by the Company on a full time basis. Executive shall perform his duties at the Company’s offices in Alviso, California and at the offices maintained by the Company for Executive in New York, New York. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company or such other policies and procedures that apply to Executive particularly, in each case to the extent the same are not inconsistent with any term of this Agreement. While Executive serves as President and Chief Executive Officer of the Company, the Board shall consult with him regarding any appointments to the offices of Chairman of the Board and Vice Chairman of the Board.

(b) Exclusive Services. Executive agrees to devote substantially all of Executive’s business time, attention and energies to the business of the Company. Subject to the terms of Section 6, this shall not preclude Executive from devoting time to personal and family investments or serving on advisory boards, community and civic boards or the corporate boards on which Executive currently serves, or participating in industry associations, provided such activities do not materially interfere with his duties to the Company. Executive agrees that he will not join any additional corporate boards without the prior approval of the Board, which approval shall not be unreasonably withheld or delayed.

(c) Support Services. Executive shall be entitled to all of the administrative, operational and facility support customary for a similarly-situated executive. This support shall include an executive assistant selected by Executive exclusively assigned to him and the non-exclusive services of an administrative assistant located in the Company’s Alviso, California offices.

4. Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4.

(a) Base Salary. The Company shall pay to Executive a base salary of $800,000 per fiscal year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board.

(b) Bonus. In addition to the base salary described above, for each fiscal year ending during the Employment Period, Executive shall have the opportunity to earn an annual performance bonus based on reasonable criteria established by the Compensation Committee of the Board in good faith no later than ninety (90) days following the start of each fiscal year. Upon full attainment of the aforementioned criteria established by the Compensation Committee of the Board, Executive’s annual bonus will be equal to $525,000, but for less than full achievement of such aforementioned criteria, Executive’s annual bonus shall be a lesser amount in accordance with a specific formula determined by the Compensation Committee of the Board, in its discretion, no later than ninety (90) days following the start of each fiscal year. Notwithstanding the foregoing, for fiscal year 2005, Executive shall be paid a bonus equal to no less than a pro-rated portion of his target annual bonus based upon the actual number of days worked by Executive during such fiscal year. The annual bonus shall be determined in good faith by the Compensation Committee of the Board as soon as practicable after the end of the fiscal year with respect to which it is payable, and shall be paid to Executive in a lump sum promptly thereafter and in no event later than April 15 immediately following the end of such fiscal year, subject to all withholding with respect thereto as is required by applicable law. The Compensation Committee of the Board will consider and shall have the discretion to exclude extraordinary items in good faith when determining Executive’s annual bonus, it being understood that the final determination shall be within the discretion of the Compensation Committee of the Board.

(c) Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangements, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein. The Company shall also pay directly or reimburse Executive or TRget Media LLC for the premiums payable with respect to the long-term disability and life insurance policies maintained by Executive or TRget Media LLC as of the Original Effective Date; provided, however, that upon Executive’s request, the Company shall provide comparable replacement long-term disability and/or life insurance coverage to the extent the available replacement coverage will not result in a material increase to the Company in the aggregate cost of such coverage for Executive. Executive shall also be entitled to such supplemental benefits as are agreed upon by Executive and the Company from time to time.

(d) Expenses. The Company shall reimburse Executive for reasonable business entertainment expenses and any other out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures. Executive shall be reimbursed for first class air travel for travel between New York, New York and the Company’s offices in Alviso, California. Executive shall be reimbursed pursuant to the Company’s standard travel policies for other business travel, provided that Executive shall be reimbursed for first class air travel if Executive determines reasonably and in good faith that such travel is appropriate. The Company shall also: (i) lease, furnish and maintain an apartment reasonably acceptable to Executive within fifteen (15) miles of the Company’s Alviso, California offices, (ii) lease and maintain at no cost to Executive an automobile for Executive’s use while working out of the Company’s Alviso, California offices, and (iii) pay or reimburse Executive for the costs associated with Executive’s non-business related meals while working out of the Company’s offices in Alviso, California, not to exceed $5,000 per year.

(e) Paid Time Off; Vacation. Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided under the Company’s PTO policy and as otherwise provided for senior executive officers, which shall in any event be no less than four (4) weeks per year.

(f) Stock Awards.

(i) On the Original Effective Date, the Company granted to Executive (A) stock options to purchase 1,000,000 shares of the Company’s common stock pursuant to the TiVo Inc. 1999 Equity Incentive Plan (the “Plan”), (B) 1,000,000 stock appreciation rights pursuant to the Plan, and (C) 350,000 shares of the Company’s common stock pursuant to the Plan. Such Stock Awards are subject to the terms and conditions of the Plan and the award agreements pursuant to which such Stock Awards were granted to the extent such provisions are not less favorable to Executive than the applicable provisions of this Agreement.

(ii) On the Restatement Effective Date, the Company shall grant to Executive the following stock options (the “New Stock Options”):

(A) New Stock Options to purchase 700,000 shares of the Company’s common stock pursuant to the Plan. Subject to Sections 4(f)(iii) and 5, (A) 300,000 of such New Stock Options shall vest on the fourth anniversary of the Restatement Effective Date and (B) 400,000 of such New Stock Options shall vest in forty-eight (48) equal monthly installments commencing on the first monthly anniversary of the Restatement Effective Date, in the case of both (A) and (B) subject to Executive’s continued employment or service with the Company on each such date.

(B) New Stock Options to purchase 300,000 shares of the Company’s common stock pursuant to the Plan. Subject to Sections 4(f)(iii) and 5, all of such New Stock Options shall vest on the fourth anniversary of the Restatement Effective Date, subject to Executive’s continued employment or service with the Company on such date. Such New Stock Options shall vest on an accelerated basis as follows:

(1) If the Company attains 4,700,000 active subscribers on or prior to the second anniversary of the Restatement Effective Date, 150,000 of such New Stock Options shall vest on the date such achievement is certified by the Compensation Committee of the Board of Directors, subject to Executive’s continued employment or service with the Company on such date.

(2) If the Company achieves $25,000,000 in ad/ARM revenue for the 2007 or 2008 fiscal years, 150,000 of such New Stock Options shall vest on the date such achievement is certified by the Compensation Committee of the Board of Directors, subject to Executive’s continued employment or service with the Company on such date.

Any New Stock Options granted pursuant to this Section 4(f)(ii) shall have a per share exercise price equal to the then-current fair market value of a share of the Company’s common stock (as determined pursuant to the Plan) on the date the grant is approved by the Board or the Compensation Committee of the Board, which shall be no later than the Restatement Effective Date. Such New Stock Options shall be incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Such New Stock Options shall have a ten (10) year term and shall be subject to the terms and conditions of the Plan and the stock option agreement pursuant to which such New Stock Options are granted to the extent such provisions are not less favorable to Executive than the applicable provisions of this Agreement.

(iii) In the event that, following July 1, 2007, Executive elects to have the Company engage a full-time replacement Chief Executive Officer so that Executive may be elected Chairman of the Board, the vesting of Executive’s Stock Awards described in Section 4(f)(i) and 4(f)(ii) shall be automatically adjusted so that (A) the time-based vesting period of such Stock Awards shall be extended to twice the length of the remaining vesting period at the time of such role conversion (performance-based accelerated vesting shall be unaffected) and (B) the number of Stock Awards vesting on each time-based vesting date during the extended vesting period shall be proportionately adjusted to reflect such extension (performance-based accelerated vesting shall be unaffected), it being understood that such changes shall be implemented so that one hundred percent (100%) of the Stock Awards will vest by the end of the revised vesting schedule. Except as set forth in the immediately preceding sentence, Executive’s change in status from President and Chief Executive Officer shall have no adverse effect on his Stock Awards provided Executive continues to be a member of the Board.

(iv) In addition to the Stock Awards described in this Section 4(f), Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company and shall be eligible to be considered for annual grants of equity awards. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(g) New York Office. The Company shall maintain an office in New York, New York for Executive’s use in connection with his performance of services for the Company pursuant to this Agreement. As of the Restatement Effective Date, the Company and Executive have agreed on the initial location of such office. Following the Restatement Effective Date, the New York office may be relocated by the Company to any location reasonably satisfactory to Executive.

(h) Media Equipment. The Company shall reimburse Executive up to $15,000 for media equipment purchased by Executive for his home office. In addition, the Company shall reimburse Executive up to $6,000 annually for home media expenses, which reimbursements may be made at any time during such year. Executive shall also be reimbursed approximately $5,000 annually for home office expenses, with any significant deviation from such amount to be mutually agreed by the Company and Executive, which reimbursements may be made at any time during such year.

(i) Family Travel Expenses. The Company shall reimburse Executive for business class airfare for his immediate family for travel no more frequently than once each fiscal quarter between New York, New York and the San Francisco Bay Area. In addition, the Company shall reimburse Executive for the reasonable cost of hotel accommodations incurred by Executive’s immediate family during such trips to the extent such hotel accommodations are necessary as a result of an absence of sufficient accommodations for Executive’s family in his Company-provided apartment.

(j) Executive Assistant. During the Employment Period, the Company shall either pay directly or reimburse Executive or TRget Media LLC for the reasonable costs of providing Executive administrative support through the services of his current executive assistant as of the Restatement Effective Date, including without limitation reimbursement for coach class airfare for such executive assistant for travel between New York, New York and Alviso, California, as well as the reasonable cost of hotel accommodations incurred by such executive assistant during such trip or as needed in New York, New York, at such hotels as may be mutually agreed upon be the Company and Executive. The parties agree that the current compensation and benefits costs of Executive’s executive assistant are reasonable.

5. Termination and Severance. Executive shall be entitled to receive benefits upon termination of employment only as set forth in this Section 5:

(a) At-Will Employment; Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b) Termination by Death, For Cause or Disability, Voluntary Resignation Without Good Reason. If Executive’s employment with the Company is terminated by reason of Executive’s death, by the Company for Cause or Disability, or by Executive other than for Good Reason, the Corporation shall pay Executive (or his estate) his full base salary, when due, through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time such payments are due (including, without limitation, all accrued and unused vacation), and the Company shall have no further obligations to Executive (or his estate) under this Agreement. In addition, if Executive’s employment with the Company is terminated by the Company for Cause, or by Executive other than for Good Reason, all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the Date of Termination. If Executive’s employment with the Company is terminated by reason of Executive’s death or by the Company for Disability, then the greater of (i) fifty percent (50%) of Executive’s unvested Stock Awards as of the Date of Termination, or (ii) such number of Executive’s Stock Awards as would vest pursuant to Section 5(c)(i)(D) as of the Date of Termination if such Section were applicable, shall immediately vest and remain exercisable for the balance of their original term. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(c) Termination Without Cause or Voluntary Resignation for Good Reason.

(i) Termination Apart From Change of Control. If Executive’s employment is terminated (A) by the Company other than for Cause or Disability or (B) by Executive for Good Reason, and such termination is not a Payment Termination (as defined in that certain Amended and Restated Change of Control Terms and Conditions of even date herewith, a copy of which is attached hereto as Exhibit A and incorporated herein by this reference (the “Change of Control Agreement”)), then, subject to Section 5(e), in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company or by law, Executive shall be entitled to receive the benefits provided below:

(A) the Company shall pay to Executive his fully earned but unpaid base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time such payments are due (including, without limitation, all accrued and unused vacation);

(B) Executive shall be entitled to receive an amount equal to 1.5 times Executive’s annual base salary (without giving effect to any reductions thereto), payable in three (3) equal installments as follows: (1) one-third (1/3) shall be paid within ten (10) days of the date the condition set forth in Section 5(d) has been satisfied, (2) one-third (1/3) shall be paid on the date that is six (6) months following the Date of Termination, and (3) one-third (1/3) shall be paid on the date that is twelve (12) months following the Date of Termination; provided, however, that any amount described in this Section 5(c)(i)(B) that is unpaid as of the date that is the later of 2.5 months after the end of the calendar year in which Executive’s Date of Termination occurs or 2.5 months after the end of the Company’s fiscal year in which Executive’s Date of Termination occurs shall be paid in cash in a lump sum no later than such date.

(C) for the period beginning on the Date of Termination and ending on the date which is the earlier of (1) the date Executive obtains substantially similar coverage due to subsequent employment or (2) the date which is eighteen (18) full months following the Date of Termination, the Company shall continue in effect at Company cost each welfare coverage of Executive and/or his covered dependents on the same terms and conditions in effect prior to Executive’s Date of Termination;

(D) (1) the vesting and/or exercisability of each of Executive’s outstanding Stock Awards shall be automatically accelerated on the Date of Termination as to the number of Stock Awards that would vest over the twelve (12) month period following the Date of Termination had Executive remained continuously employed by the Company during such period (treating Executive’s Stock Awards that vest based on the passage of time that do not vest on a monthly basis for purposes of such 12-month period as if they were subject to ratable vesting over the forty-eight (48) month period commencing on the first monthly anniversary of the grant date of such Stock Awards), and (2) Executive shall be permitted to exercise each of his outstanding vested Stock Awards as of the Date of Termination (including any Stock Awards required to be vested in connection with Executive’s termination of employment) for the remainder of the original term of such Stock Award. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award; and

(E) Upon attainment of the performance criteria with respect to Executive’s annual bonus for the fiscal year in which Executive’s employment terminates, a pro-rated portion of such annual bonus based upon the actual number of days worked by Executive during such fiscal year, payable in a single lump sum when bonuses for such fiscal year are paid to the Company’s executives generally.

(ii) Termination In Connection With a Change of Control. If Executive incurs a Payment Termination (as defined in the Change of Control Agreement), then Executive shall be entitled to receive the benefits provided in the Change of Control Agreement; provided that if any benefit that would otherwise be provided pursuant to Section 5(c)(i) is more favorable to Executive than that provided under the Change of Control Agreement, Executive shall be entitled to receive the more favorable benefit.

(d) Release. As a condition to Executive’s receipt of any benefits described in this Section 5(c), Executive shall be required to execute a Release in the form attached hereto as Exhibit B (the “Release”).

(e) Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 5. In addition, Executive acknowledges and agrees that he is not entitled to any reimbursement by the Company for any taxes payable by Executive as a result of the payments and benefits received by Executive pursuant to this Section 5, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits, by offset against any amounts (other than loans or advances to Executive by the Company) claimed to be owed by Executive to the Company, or otherwise.

(g) Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his offices prior to or on the effective Date of Termination and to cease all activities on the Company’s behalf. Upon the termination of his employment in any manner, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records containing Confidential Information (as defined below) and all other property belonging to the Company, it being distinctly understood that all such lists, books and records containing Confidential Information are the property of the Company. If Executive’s employment is terminated for any reason and the Company’s New York, New York office is still maintained at its initial location as of the Restatement Effective Date, the Company and Executive shall use commercially reasonable efforts to terminate any lease or office sharing arrangement with respect to such office and to return ownership and/or use of such location to Executive, as appropriate, upon his request.

6. Certain Covenants.

(a) Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own five percent (5%) or more of any class of securities of any such entity.

(b) Confidentiality. Executive hereby agrees that, other than as Executive determines in good faith is necessary or appropriate in the discharge of his duties hereunder, during the term of this Agreement and thereafter, he shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Executive further agrees that, upon termination of his employment with the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by Executive or furnished to any third party, in any form except as provided herein; provided, however, that, this Section 6(b) shall not apply to Confidential Information that (i) was publicly known at the time of disclosure to Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by Executive, (iii) is lawfully disclosed to Executive by a third party, (iv) is required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information, or (v) is related to any litigation, arbitration or mediation between the parties, including, but not limited to, the enforcement of this Agreement. As used in this Agreement, the term “Confidential Information” means: confidential information disclosed to Executive or known by Executive as a consequence of or through Executive’s relationship with the Company about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, product lists, product road maps, technology specifications or other information related to the products and services of the Company and its affiliates. Nothing herein shall limit in any way any obligation Executive may have relating to Confidential Information under any other agreement with or promise to the Company.

(c) Non-Solicitation. Executive hereby agrees that, for the eighteen (18) month period immediately following the Date of Termination, Executive shall not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that (i) a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 6(c), and (ii) it shall not be a violation of this Section 6(c) for Executive to directly or indirectly solicit the employment of, or to hire, his current executive assistant.

(d) Survival; Reformation. The provisions of this Section 6 shall survive the termination or expiration of this Agreement and Executive’s employment with the Company and shall be fully enforceable thereafter. If it shall be finally determined that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of any state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(e) Equitable Relief. In the event that Executive shall breach or threaten to breach any of the provisions of this Section 6, in addition to and without limiting or waiving any other remedies available to the Company in law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of this Section 6. Executive acknowledges that it is impossible to measure in money the damages that the Company will sustain in the event that Executive breaches or threatens to breach the provisions of this Section 6 and, in the event that the Company shall institute any action or proceeding to enforce such provisions seeking injunctive relief, Executive hereby waives and agrees not to assert and shall not use as a defense thereto the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the right of the Company to require Executive to account for and pay over to the Company the amount of any actual damages incurred by the Company as a result of such breach.

7. Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

8. Arbitration; Dispute Resolution, Etc.

(a) Arbitration Procedures. Except as set forth in Section 6, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in San Jose, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(b) Expenses; Legal Fees. The Company shall pay, or reimburse Executive for, all administrative fees and costs, and all arbitrator’s fees and expenses incurred by Executive in connection with any Dispute arising out of or related to this Agreement. The Company shall pay, or reimburse Executive for, all expenses and reasonable attorney’s fees incurred by Executive in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof with respect to which Executive prevails. In addition, the Company shall pay Executive’s reasonable attorney’s fees incurred in connection with negotiating and documenting this Agreement and all other agreements related to Executive’s employment by the Company.

9. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers’ compensation, industrial accident, labor and taxes.

10. Miscellaneous.

(a) Entire Agreement. This Agreement, the Change of Control Agreement, the Plan and the Stock Award agreements referenced herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including without limitation, the Prior Agreement, any prior severance agreements, any contrary or limiting provisions in any Company equity compensation plan that certain Vice Chairman Employment Agreement dated as of October 6, 2004, between Executive and the Company and the Prior Agreement; provided, however, that the parties agree that all options to purchase Company common stock held by Executive immediately prior to the Original Effective Date shall remain outstanding (unless such options are exercised by Executive or expire by their own terms) during the period Executive is employed by the Company or serving as a member of the Board. Any of Executive’s rights hereunder shall be in addition to any rights Executive may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which Executive is a party or in which Executive is a participant, including, but not limited to, any Company sponsored employee benefit plans and stock option plans. The provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans and agreements. In addition, this Agreement shall not limit in any way any obligation Executive may have under any other agreement with or promise to the Company relating to employee confidentiality, proprietary rights in technology or the assignment of interests in any intellectual property.

(b) Assignment; Assumption by Successor.

(i) The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(ii) None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

(iii) This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

(c) Survival. The covenants, agreements, representations and warranties contained in or made in Sections 5, 6, 8, 10 and 12(o) of this Agreement shall survive any termination of Executive’s employment or any termination of this Agreement. In addition, Executive’s right to terminate his employment for Good Reason and the Company’s obligations under this Agreement in the event of Executive’s voluntary resignation for Good Reason shall survive any actual or purported termination of this Agreement by the Company for a reason other than Cause or Executive’s Disability.

(d) Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(e) Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party’s rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

(f) Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(g) Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, California 95002-2160

Attention: Secretary

If to Executive:

Thomas S. Rogers

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

(h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(i) Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Except as provided in Sections 6 and 8, any suit brought hereon shall be brought in the state or federal courts sitting in San Jose, California, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(k) Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(l) Withholding and other Deductions. All compensation payable to Executive hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

(m) Code Section 409A. This Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Section 409A of the Code and the Treasury Regulations thereunder, and any payment scheduled to be made hereunder that would otherwise violate Section 409A of the Code shall be delayed to the extent necessary for this Agreement and such payment to comply with Section 409A and the Treasury Regulations thereunder. Payments under this Agreement shall be deferred for six (6) months to the extent required in order for such payments to comply with Section 409A and the Treasury Regulations thereunder, and any such deferred payments shall be paid by the Company to Executive in a lump sum at the end of such deferral period.

(n) Indemnification. During the Employment Period, Executive shall be entitled to enter into an Indemnification Agreement in the form filed by the Company with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-83515).

(o) Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE		TIVO INC.

	/s/ Thomas Rogers	By:	/s/ Geoff Yang
Print Name:	Thomas Rogers	Print Name:	Geoff Yang
		Title:	Director

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

CHANGE OF CONTROL AGREEMENT

[Attached]

EXHIBIT B

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this              day of                     , 200    , between                      (“Executive”), and TiVo Inc., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”), effective eight (8) days after Executive’s signature (the “Release Effective Date”), unless Executive revokes his or her acceptance as provided in Paragraph 3(c), below.

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Employment Agreement dated as of March 21, 2007 (the “Employment Agreement”);

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Change of Control Agreement dated as of March 21, 2007 (the “Change of Control Agreement”);

WHEREAS, Executive’s employment with the Company terminated effective , (the “Termination Date”);

WHEREAS, the Parties agree that the termination of Executive’s employment has triggered severance payments and benefits to Executive under Section 5(c) of the Employment Agreement or Section 4 of the Change of Control Agreement, subject to Executive’s execution and non-revocation of this Release; and

WHEREAS, the Company and Executive now wish to document the termination of Executive’s employment with the Company and to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance payments and benefits to be made available to Executive pursuant to Section 5(c) of the Employment Agreement or Section 4 of the Change of Control Agreement, as applicable, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1. Termination of Positions as Officer and Employment. Executive’s positions as an officer and employee of the Company are terminated effective as of the Termination Date.

2. Severance Payments and Benefits. Subject to Executive’s execution and non-revocation of this Release, Executive shall receive payments, severance benefits and benefits as described in Section 5(c) of the Employment Agreement or Section 4 of the Change of Control Agreement, as applicable.

3. General Release of Claims by Executive.

(a) Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Termination Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 USC Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; the Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; The Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in the Company’s group medical, dental, vision, and life insurance benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company of that certain Indemnification Agreement dated ______________ between Executive and the Company;

(v) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Employment Agreement, the Change of Control Agreement or agreements related to stock awards granted to Executive by the Company; and

(vi) Claims Executive may have to vested or earned compensation and benefits.

(b) EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Release:

(i) This paragraph, and this Release are written in a manner calculated to be understood by him.

(ii) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.

(iii) This Release provides for consideration in addition to anything of value to which he is already entitled.

(iv) Executive has been advised to consult an attorney before signing this Release.

(v) Executive has been granted twenty-one (21) days after he is presented with this Release to decide whether or not to sign this Release. If he executes this Release prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(vi) Executive has the right to revoke this general release within seven (7) days of signing this Release. In the event he does so, both this Release and the offer of benefits to him pursuant to the Employment Agreement or the Change of Control Agreement, as applicable, will be null and void in their entirety, and he will not receive any severance payments or benefits under the Employment Agreement or the Change of Control Agreement.

If he wishes to revoke this Release, Executive shall deliver written notice stating his or her intent to revoke this Release to the Chairman of the Board of Directors of the Company and the Company’s Chief Executive Officer, or, if Executive is serving in such capacities as of the Termination Date, to the Chairman of the Compensation Committee of the Board of Directors of the Company, at the offices of the Company on or before 5:00 p.m. on the seventh (7th ) day after the date on which he signs this Release.

4. No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees, or any of them. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive; provided, however, that this sentence shall not apply with respect to a claim challenging the validity of this general release with respect to a claim under the Age Discrimination in Employment Act, as amended.

5. Confidential Information; Return of Company Property. Executive hereby certifies that he has complied with Section 5(g) of the Employment Agreement.

6. Paragraph Headings. The headings of the several paragraphs in this Release are inserted solely for the convenience of the Parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

7. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Company or the Board:

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, California 95002-2160

Attention: Secretary

If to Executive:

Thomas S. Rogers

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

8. Severability. The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

9. Governing Law and Venue. This Release is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in San Jose, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

10. Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11. Construction. The language in all parts of this Release shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Release or any part thereof.

12. Entire Agreement. This Release, the Employment Agreement and the Change of Control Agreement set forth the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the Parties in respect of the subject matter contained herein.

13. Amendment. No provision of this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be specifically designated by the Board of Directors of the Company.

14. Understanding and Authority. The Parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	TIVO INC.

By:
Print Name:	Print Name:
Title:

[SIGNATURE PAGE TO RELEASE]